PRESS RELEASE

LIMELIGHT MEDIA GROUP COMPLETES ACQUISITION OF OTR MEDIA

Limelight Acquires Majority Interest in OTR Media

MEMPHIS, TN, March 11, 2005 / /  Limelight Media Group, Inc. (OTCBB: LMMG ), - announced today it has closed on the agreement to acquire a majority interest in OTR Media. Limelight Media Group now owns approximately 51% of outstanding stock of OTR Media. Simultaneously, with the closing, David V. Lott, Limelight's Chief Executive Officer was elected to the Board of Directors of OTR Media.

The acquisition of OTR Media offers expanded marketing opportunities for Limelight in over-the-road mobile billboards, fleet marketing and fleet management. In addition, Limelight can now provide a significant ancillary offering to the grocery industry by expanding the advertiser's exposure reach through a grocer's truck fleet. The company believes there is an untapped synergy between its current offering of indoor digital signage and truck side advertising. With the acquisition of the majority interest in OTR Media, Stewart Layton, who has been hired to head the Mobile Media Division, will now assume the role of President of OTR Media.

Currently, OTR Media has contracts to place mobile billboard advertising on 1000 semi-trailers. Each trailer represents a potential of $600 per month in advertising revenue. The Company has determined that a tremendous market exists to manage the signage on the truck fleets of major retailers and grocers. This additional media expands the product offering to Limelight's advertising clientele. To capitalize on fleet marketing, the company anticipates expansion of the over the road initiative to include city-based marketing. Washington, DC, New York City and Los Angeles will be the initial focus for city-based marketing and fleet management programs.

Digital signage and truck side sdvertising are the fastest growing sectors in the out-of home media ("OTH") industry. According to information released by GE Capital, the OTH industry represents over $7 Billion in advertising revenue per year and has experienced a predictable growth exceeding 8% per year. Over the last 20 years, the industry experienced only one down year in 1992. Fixed expenses are growing only at 3%-4% per year which - allows for increasing bottom line revenue recognition. Profit margins are nearing 60% with an expected growth rate of 12%-14% and an after tax revenue growth of 15%-18% per year. Considering that the number of vehicles on the road has doubled over the 20 years, this media option is attractive to advertisers for it is a low cost alternative for the number of impressions reached. With the fragmentation of audiences in traditional television media, the industry is expected to continue on its profitable growth cycle.

"We have been very public in our initiatives to diversify and expand the company's operations to achieve real shareholder value. The acquisition of OTR Media is the first step towards that initiative and we are working hard to capitalize upon the foundation we have established ," stated David V. Lott, President of Limelight Media Group, Inc.

Limelight Media Group, Inc. creates, manages and supports out-of-home digital advertising and promotional networks. The Company's digital media management system enables simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. The Company is developing an initiative to enhance its product offerings in digital media with traditional media sources and technology products.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the management of Limelight believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward- looking statements contained in this release.

Contact:

David V. Lott, President, Limelight Media Group, Inc.
866-887-LIME (5463)